Exhibit 99.1

iRhythm Technologies Announces Second Quarter 2019 Financial Results

Raises Guidance for Full Year 2019

SAN FRANCISCO, July 31, 2019-- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months ending June 30, 2019.

Second Quarter 2019 and Recent Highlights

•	Revenue of $53.3 million for the three months ended June 30, 2019
o	50% increase compared to second quarter revenue in 2018
o	13% sequential growth versus first quarter 2019
•	Gross margin was 76%
o	280 basis point year-over-year improvement
•	Achieved the majority of target sales force hiring in first half of 2019
•	Zio service CPT code change application accepted by the American Medical Association (AMA)

“Our second quarter results demonstrated continued strong company-wide execution and market penetration, with accelerating revenue growth in tandem with gross margin expansion,” said Kevin King, CEO. “The traction we have seen in both new and existing accounts continued into the quarter, and the exceptional progress we’ve made in salesforce hiring further strengthens our ability to expand the market opportunity we see for our Zio service. Importantly, we saw meaningful growth in Zio XT volumes in large accounts, as well as significant adoption of Zio AT at select customer sites, signaling our comprehensive commercial strategy and expanding service capabilities.”

“As anticipated, our CPT code change application was accepted by the AMA for review for Category 1 status in September 2019. We look forward to the meeting as a next step and are excited to highlight the differentiated value of our Zio service as we go through the process,” concluded King.

Second Quarter Financial Results

Revenue for the three months ended June 30, 2019 increased 50% to $53.3 million, from $35.5 million during the same period in 2018. The increase was primarily due to increased salesforce productivity, expansion into new accounts and improved penetration of existing accounts. Gross profit for the second quarter of 2019 was $40.5 million, or 76% gross margin, up from $26.0 million, or gross margin of 73.2%, during the same period in 2018. Margin expansion was primarily driven by productivity gains through our proprietary algorithms and workflow enhancements.

Operating expenses for the second quarter of 2019 were $51.8 million, compared to $37.7 million for the same period in 2018. The increase in operating expenses was driven by salesforce expansion, organizational support for our network sales strategy, expansion of R&D activities, and ongoing stock compensation expense.

Net loss for the second quarter of 2019 was $11.5 million, or a loss of $0.46 per share, compared with net loss of $12.2 million, or a loss of $0.51 per share, for the same period in 2018.

Guidance for Full Year 2019

iRhythm projects revenue for the full year 2019 in the range of $212 million to $216 million, which represents 44% to 47% growth over the company’s prior year. Gross margins for the full year 2019 are expected to be between 75.5% to 76.5% and operating expenses for the full year 2019 to be between $198 million to $204 million including $29 million to $31 million for research and development and $169 million to $173 million for SG&A. This compares to previous revenue guidance of $206

Exhibit 99.1

to $211 million, gross margins of 75% to 76% and operating expenses of $193 to $199 million, which included $165 to $169 million for SG&A. The company expects sales headcount between 130 to 140 for the remainder of the year.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID: 7488066 or from the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial and salesforce guidance, CPT coding, market opportunity, ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 4, 2019. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact
Lynn Pieper Lewis or Leigh Salvo	Cherise Adkins
(415) 937-5404	(415) 486-3235
investors@irhythmtech.com	media@irhythmtech.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$16,154	$20,023
Short-term investments	43,240	58,320
Accounts receivable, net	29,137	21,977
Inventory	2,774	2,062
Prepaid expenses and other current assets	3,669	4,100
Total current assets	94,974	106,482
Property and equipment, net	12,618	9,158
Operating lease right-of-use asset	94,326	—
Goodwill	862	862
Other assets	4,515	3,208
Total assets	$207,295	$119,710
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,628	$2,284
Accrued liabilities	23,304	26,570
Deferred revenue	1,199	1,243
Accrued interest, current portion	139	139
Operating lease liabilities, current portion	7,384	—
Total current liabilities	35,654	30,236
Debt	34,927	34,899
Deferred rent, noncurrent portion	—	153
Operating lease liabilities, noncurrent portion	88,106	—
Total liabilities	158,687	65,288
Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	271,551	257,955
Accumulated other comprehensive loss	35	(41)
Accumulated deficit	(223,001)	(203,515)
Total stockholders’ equity	48,608	54,422
Total liabilities and stockholders’ equity	$207,295	$119,710

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$53,331	$35,469	$100,545	$66,034
Cost of revenue	12,825	9,490	24,555	18,101
Gross profit	40,506	25,979	75,990	47,933
Operating expenses:
Research and development	8,639	4,564	15,395	8,583
Selling, general and administrative	43,189	33,094	79,894	61,671
Total operating expenses	51,828	37,658	95,289	70,254
Loss from operations	(11,322)	(11,679)	(19,299)	(22,321)
Interest expense	(440)	(861)	(849)	(1,719)
Other income, net	310	334	689	717
Loss before income taxes	(11,452)	(12,206)	(19,459)	(23,323)
Income tax provision	15	—	27	—
Net loss	$(11,467)	$(12,206)	$(19,486)	$(23,323)
Net loss per common share, basic and diluted	$(0.46)	$(0.51)	$(0.79)	$(0.99)
Weighted-average shares, basic and diluted	24,724,808	23,747,131	24,600,250	23,614,281